SETTLEMENT, NON-SOLICITATION AND RELEASE AGREEMENT
               --------------------------------------------------

     Harleysville Group, Inc. and Harleysville Mutual Insurance Company, and any and all of their affiliates, subsidiaries, successors and assigns and, in their capacity as such, the shareholders, employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as "Harleysville") and M. Lee Patkus ("Mr. Patkus"), mutually desire to enter into this Settlement, Non-Solicitation and Release Agreement ("Agreement") and agree as follows:

     The terms of this Agreement are the product of mutual negotiation and compromise between Mr. Patkus and Harleysville; and

     The meaning, effect and terms of this Agreement have been fully explained to Mr. Patkus and Harleysville. Both Mr. Patkus and Harleysville understand that this Agreement settles, bars, and waives any and all claims that they have or could possibly have against each other as of the date of this Agreement; and

     Prior to executing this Agreement, Mr. Patkus and Harleysville have consulted with counsel and each have carefully considered other alternatives to executing this Agreement.

     THEREFORE, intending to be legally bound, Mr. Patkus and Harleysville for the good and sufficient consideration set forth below, agree as follows:

     1. In consideration for the execution of this Agreement by Mr. Patkus and compliance with his promises made herein, Harleysville shall provide Mr. Patkus a gross payment of Three Hundred Thirty-Six Thousand Dollars ($336,000.00) (hereinafter "the settlement amount"), less appropriate tax withholdings, if any, to be paid to Mr. Patkus within ten (10) business days after the date on which this Agreement is executed. Payment shall be made in the form of a check payable to "M. Lee Patkus." Mr. Patkus resides in Florida and state tax will be withheld only to the extent necessary under applicable law.

     2. In consideration for the execution of this Agreement by Mr. Patkus and compliance with his promises made herein, Harleysville shall pay Forty Thousand Dollars ($40,000) to Console Law Offices, LLC on account of attorneys' fees and costs incurred by Mr. Patkus within ten (10) business days of the date on which this Agreement is executed.

Harleysville shall issue appropriate Internal Revenue Forms 1099 on account of this payment.

     3. Payment under this Agreement shall not be deemed an admission that Mr. Patkus is a prevailing party under any statute, regulation or contract.

     4. Mr. Patkus, of his own free will, knowingly and voluntarily releases and forever discharges Harleysville, all of its officers, directors, employees, agents, and the successors and assigns of each (referred to hereinafter collectively as the "Harleysville Releasees") of and from any and all actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, as of the date of execution of this Agreement, which, against the Harleysville Releasees, Mr. Patkus, his heirs, executors, administrators, successors, and assigns may now have or hereafter can, shall or may have, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to Mr. Patkus, for, upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of his employment by Harleysville and the cessation of said employment, and including, but not limited to any alleged violation of any federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, including but not limited to the Age Discrimination in Employment Act, and/or public policy, contract or tort or common law having any bearing whatsoever on the terms and conditions and/or cessation of his employment with Harleysville including, but not limited to, any allegations for costs, fees, or other expenses, including attorneys' fees, and including but not limited to all claims, charges, or complaint raised in his demand for arbitration filed against Harleysville Group, Inc. on February 18, 2005, which he ever had, now has, or shall have as of the date of execution of this Agreement. Mr. Patkus is not releasing any claims under the Age Discrimination in Employment Act that he did not knowingly and voluntarily waive. Notwithstanding anything to the contrary, this Agreement has no effect on any vested pension benefits that Mr. Patkus is entitled to by reason of his employment with Harleysville.

     5. Harleysville knowingly and voluntarily releases and forever discharges Mr. Patkus, his heirs, administrators, successors and assigns of and from any and all actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, as of the date of execution of this Agreement, which Harleysville may now have or hereafter can, shall or may have, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims, or damages to

Harleysville, for, upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of Mr. Patkus's employment by Harleysville and the cessation of said employment, and including, but not limited to any alleged violation of any federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract or tort or common law having any bearing whatsoever on the terms and conditions and/or cessation of Mr. Patkus's employment with Harleysville including, but not limited to, any allegations for costs, fees, or other expenses, including attorneys' fees, including, but not limited to any claims, charges, complaints raised in response to Mr. Patkus's demand for arbitration filed against Harleysville Group, Inc. on February 18, 2005, which it ever had, now has, or shall have as of the date of execution of this Agreement.

     6. Upon the execution of this Agreement, Mr. Patkus and Harleysville shall dismiss with prejudice the demand for arbitration filed by Mr. Patkus against Harleysville Group, Inc. on February 18, 2005 and all counterclaims or actions filed by Harleysville against Mr. Patkus.

     7. Mr. Patkus and Harleysville acknowledge and agree that, by executing this Agreement, they are terminating the Employment Agreement entered into on or about November 17, 1999 (the "Employment Agreement") and, that their respective rights and obligations under the Employment Agreement are extinguished.

     8. Mr. Patkus hereby covenants and agrees that from the date of this Agreement for a period of one (1) year, Mr. Patkus will not, directly or indirectly, solicit, try to hire, refer for hire or assist in hiring for employment or consulting services any employees of Harleysville or encourage them to leave their positions with Harleysville or aid or assist others with regard to the foregoing. The obligation in the foregoing sentence shall be referred to hereafter as the "non-solicitation obligation." The parties acknowledge and agree that this non-solicitation obligation is an integral part of this Agreement for which Mr. Patkus is receiving adequate compensation, that Harleysville would not enter into this Agreement without the inclusion of this non-solicitation obligation, and that if any Court of competent jurisdiction shall hold that the scope or duration of the non-solicitation obligation is not reasonable or otherwise enforceable, then the parties agree that such Court shall enforce the non-solicitation obligation to the greatest extent permitted under applicable law. The parties further agree that in the event of a breach of any term or condition of the non-solicitation obligation, Harleysville would be irreparably harmed, and, accordingly, the non-solicitation obligation may be specifically enforced and an injunction may be issued restraining any breach hereof, without the necessity of posting a bond.

     9. Should Harleysville or Mr. Patkus institute any action or proceeding at law or in equity to enforce any provision of this Settlement, Non-Solicitation and Release Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of the provisions of this Settlement, Non-Solicitation and Release Agreement, or any provision thereof, the prevailing party shall be entitled to recover from the losing party, reasonable attorneys' fees and costs incurred in such action or proceeding.

     10. In consideration of the payments and consideration referenced herein, Mr. Patkus and Harleysville waive their right to accept any relief or recovery from any charge or complaint before any federal, state, or local administrative agency against each other based on any matter released herein. Mr. Patkus and Harleysville further waive all rights to file any other action before any federal, state, or local court against each other based on any matter released herein. Mr. Patkus and Harleysville confirm that no charge, complaint, or action exists in any forum or form except the American Arbitration Association filings referenced herein. Except as prohibited by law, and except for any action filed as a result of any breach of this agreement, in the event that any such claim is filed, it shall be dismissed with prejudice upon presentation hereof and the filing party shall reimburse the other for the costs, including attorneys' fees, of defending any such action.

     11. Mr. Patkus and Harleysville agree to release not only any and all claims, as stated above, which each could make on their own behalf, but also those which may be made by any other person or organization on their behalf. Mr. Patkus specifically waives any right to become and promises not to become a member of any class in a case in which a claim or claims against the Harleysville Releasees are made involving any events up to and including the date of this Agreement, except where such waiver is prohibited by law.

     12. Mr. Patkus and Harleysville agree that if any action is taken to enforce the terms of this Agreement, the prevailing party shall be entitled to all reasonable costs and fees incurred in the enforcement of this Agreement.

     13. The parties agree not to make any untrue statements or unfairly disparage the other to any third party.

     14. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement other than Sections 1 and 2 be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

     15. Mr. Patkus and Harleysville agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission of any liability or unlawful conduct of any kind. Any liability or unlawful conduct of any kind is expressly denied.

     16. Mr. Patkus acknowledges that he has had (or has had the opportunity to take) 21 calendar days to review this Agreement and discuss it with Mr. Console before signing it, and if Mr. Patkus signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period.

     17. Mr. Patkus has seven calendar days from the date he signs the Agreement to revoke and cancel it. To do that, a clear written cancellation letter, sign by Mr. Patkus must be received by Robert A. Kauffman, Esquire, 355 Maple Avenue, Harleysville, PA 19438 before the close of business on the seventh
(7th) calendar day following the date he signs this Agreement. The Company will make no payment other than those required by law until the end of the seventh calendar day.

     18. This Agreement may not be modified, altered or changed except upon express written consent of the parties wherein specific reference is made to this Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action arising out of or relating to any of the provisions of this Agreement may only be brought and prosecuted in the state or federal courts of, or located in, the Commonwealth of Pennsylvania. The parties hereto irrevocably consent to the exclusive jurisdiction and venue of said courts.

     20. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.

     THE PARTIES HAVE READ AND FULLY CONSIDERED THE AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT. THE TERMS OF THIS AGREEMENT ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN MR. PATKUS AND HARLEYSVILLE. BOTH MR. PATKUS AND HARLEYSVILLE HAVE CONSULTED WITH ATTORNEYS OF
THEIR CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.   HAVING ELECTED TO EXECUTE
THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH HEREIN, MR. PATKUS AND HARLEYSVILLE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EACH HAS OR MIGHT HAVE AGAINST THE OTHER NOTHING HEREIN IS INTENDED TO NOR SHALL IT BE CONSTRUED AS RELEASING, WAIVING, OR LIMITING ANY CLAIM ARISING OUT OF A BREACH OF THIS AGREEMENT.
     THEREFORE, the Parties now voluntarily and knowingly execute this Agreement.


                                              HARLEYSVILLE GROUP, INC.


/s/ M. LEE PATKUS                       By:  /s/  ROBERT A. KAUFFMAN
----------------------                     ----------------------------
    M. Lee Patkus                                 Robert A. Kauffman

Dated:  8/17/05                         Dated:    8/25/05
       ----------                              -------------

WITNESS:                                WITNESS:

/s/ Sandra W. Patkus



                                        HARLEYSVILLE MUTUAL INSURANCE
                                        COMPANY


                                        By: /s/ ROBERT A. KAUFFMAN
                                           ----------------------------
                                                Robert A. Kauffman


                                        Dated:    8/25/05
                                                ------------


                                        WITNESS


                                        /s/ Antoinette E. Smith